UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 18, 2011
(Date of earliest event reported: May 16, 2011

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74-333 Highway #111, Suite 101
Palm Desert, CA 92260
(Address of principal executive offices, zip code)

(760) 610-6758
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

(d)                  On May 16, 2011 the Company elected Bruce N. Gallo to the Board of Directors, increasing the Surge Board to seven members. Mr. Gallo’s term will expire one year from the date of his appointment unless renewed.

      Effective May 16, 2011, Mr. Gallo was granted five year stock options to purchase 500,000 shares which vest ratably over a twelve month period and are exercisable commencing June 17, 2011 at an exercise price of $0.039 per share.

                        Mr. Gallo, 56, worked in various capacities in the commodities business for 30 years until his semi-retirement in 2007. His career started with Shearson Loeb Rhoades in 1977 as a stock and commodity broker. In 1978 he joined the Comex as a trader.  He subsequently held various positions with different companies on the Nynex, most notably Phibro Energy where he was a vice-president from 1988 to 1995. In 1996, he formed an independent partnership named Top Energy at which he was a managing Director. Top Energy specialized in international oil trading and it had major oil companies world-wide as clients. In September, 2001 Mr. Gallo formed his own firm, M. W. Futures. His main responsibilities as President of M.W. Futures were to generate new business and supervise the growth of his company. After five successful years, Mr. Gallo, liquidated M.W. Futures and retired. Mr. Gallo presently serves as commissioner on the Bridgeport, Connecticut redevelopment agency as well as co- chairing the energy independent district of Bridgeport, CT. He attended Kingsborough College from 1973 to 1975 majoring in marketing and Brooklyn Tech from 1968 to 1972.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation
Date: May 18, 2011	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer

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